Exhibit 4.1

PHI, INC.,
as Issuer
THE GUARANTORS PARTY HERETO
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

Indenture
Dated as of September 23, 2010

8.625% Senior Notes due 2018

- i -

- ii -

- iii -

- iv -

APPENDIX
Rule 144A/Regulation S Appendix
EXHIBITS

Exhibit A — Form of Note
Exhibit B — Form of Supplemental Indenture — Note Guarantee
Exhibit C — Form of Notation of Note Guarantee

- v -

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	7.10
(b)	7.10
(c)	N/A
311(a)	7.11
(b)	7.11
(c)	N/A
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	N/A
(b)(2)	7.06, 7.07
(c)	7.06, 11.02
(d)	7.06
314(a)	4.03, 4.04, 11.02
(b)	N/A
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N/A
(d)	N/A
(e)	11.05
(f)	N/A
315(a)	7.01
(b)	7.05, 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N/A
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N/A
(c)	11.01

N/A	means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

          INDENTURE dated as of September 23, 2010 among PHI, INC., a Louisiana corporation (the “Company”), the Guarantors signatory hereto (the “Guarantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States, as trustee (the “Trustee”).
          Each party agrees for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 8.625% Senior Notes due 2018 as follows:
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
     Section 1.01. Definitions.
          “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.
          “Additional Notes” has the meaning specified in the Appendix.
          “Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of Section 4.14 of this Indenture, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
          “Agent” means any Registrar or Paying Agent.
          “Agent Members” has the meaning specified in the Appendix.
          “amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.
          “asset” means any asset or property.

          “Asset Acquisition” means
(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Company, or shall be merged or consolidated with or into the Company or any Restricted Subsidiary of the Company,
(2) the acquisition by the Company or any Restricted Subsidiary of the Company of all or substantially all of the assets of any other Person or any division or line of business of any other Person, or
(3) the acquisition by the Company or any Restricted Subsidiary of an asset.
          “Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Company or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:
(1) transfers of cash or Cash Equivalents;
(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.01 of this Indenture;
(3) Permitted Investments and Restricted Payments permitted under Section 4.11 of this Indenture;
(4) the creation or realization of any Permitted Lien or a disposition in connection with a Permitted Lien;
(5) transfers of damaged, worn-out or obsolete equipment or other assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;
(6) any transfer or series of related transfers of assets with a Fair Market Value not in excess of $3.0 million; and
(7) any transfer of assets acquired substantially contemporaneously with such transfer.
          “Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”
          “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal, state or foreign law for the relief of debtors.
          “Board of Directors” means, with respect to any Person, the board of directors or comparable governing body of such Person.
          “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.
          “Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.
          “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP, and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
          “Cash Equivalents” means:
(1) marketable obligations with a maturity of not more than one year from the date of acquisition and directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);
(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;
(3) commercial paper maturing no more than 270 days from the date of creation thereof issued by a Person that is not the Company or an Affiliate of the Company and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;
(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;
(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above;

(6) overnight bank deposits and bankers’ acceptances at any commercial bank meeting the qualifications specified in clause (2) above; and
(7) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is organized under the laws of (a) any country that is a member of the Organization for Economic Cooperation and Development (“OECD”) and has total assets in excess of $500.0 million or (b) any other country in which the Company or any Restricted Subsidiary maintains an office or is engaged in a Permitted Business, provided that, in either case, (A) all such deposits are required to be made in such accounts in the ordinary course of business, (B) such deposits do not at any one time exceed $5.0 million in the aggregate and (C) no funds so deposited remain on deposit in such bank for more than 30 days.
          “Certificated Notes” has the meaning specified in the Appendix.
          “Change of Control” means the occurrence of any of the following events:
(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted Holders own Voting Stock representing in the aggregate a greater percentage of the total voting power of the Voting Stock of the Company than such other person or group;
(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company;
(3) (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries on a consolidated basis are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(4) the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company.
          “Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.
          “Company” means PHI, Inc., a Louisiana corporation, until a successor replaces it pursuant to the applicable provisions hereof and thereafter means the successor.
          “Company Request” means any written request delivered to the Trustee and signed in the name of the Company by the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer or the Treasurer of the Company and attested to by the Secretary or any Assistant Secretary of the Company.
          “Consolidated Amortization Expense” for any period means the amortization expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of
(1) Consolidated Net Income, plus
(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,
     (a) Consolidated Income Tax Expense,
     (b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),
     (c) Consolidated Depreciation Expense,
     (d) Consolidated Interest Expense, and
     (e) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus
(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period, provided that there shall be excluded from Consolidated Cash Flow (to the extent otherwise included therein) any positive Consolidated Cash Flow derived from any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Consolidated Cash Flow is not permitted directly or indirectly by any means, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period.
          “Consolidated Depreciation Expense” for any period means the depreciation expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:
(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Company or any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four-Quarter Period; and
(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption of liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.
          If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

          In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio the following shall apply:
(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average of (a) the rate of interest on this Indebtedness in effect on the Transaction Date after giving effect to any Hedging Obligations then in effect and (b) the average of what the applicable rates were (or would have been) as of the last day of each of the six months immediately preceding the Transaction Date;
(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate deemed to have been in effect during the Four-Quarter Period will be the average of (a) the rate of interest on this Indebtedness in effect on the Transaction Date after giving effect to any Hedging Obligations then in effect and (b) the average of what the applicable rates would have been as of the last day of each of the six months immediately preceding the Transaction Date; and
(3) any Person that is or will become a Restricted Subsidiary on the Transaction Date will be deemed to be a Restricted Subsidiary at all times during the Four-Quarter Period and any Person that is not and will not become a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such Four-Quarter Period.
          “Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,
(1) interest components of all payments associated with Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness,
(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,
(3) the net payments associated with interest rate Hedging Obligations,
(4) amortization of debt issuance costs, debt discount or premium (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense) and other financing fees and expenses,
(5) the interest component of any deferred payment obligations,

(6) all other non-cash interest expense,
(7) capitalized interest,
(8) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Company or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Company or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company and the Restricted Subsidiaries, expressed as a decimal,
(9) all interest payable with respect to discontinued operations, and
(10) all interest on any Indebtedness of any other Person guaranteed by the Company or any Restricted Subsidiary.
          “Consolidated Net Income” for any period means the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Company and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or any of its Restricted Subsidiaries during such period;
(2) for the purposes of calculating the Restricted Payments Basket only, except to the extent includible in the consolidated net income of the Company pursuant to the foregoing clause (1) the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary;
(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted, directly or indirectly by any means, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, except that the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;
(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Company by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any Restricted Subsidiary; and
(6) other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period.
In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 4.11(a)(3)(D) of this Indenture or decreased the amount of Investments outstanding pursuant to clause (13) or (15) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.
          “Consolidated Net Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Company and the Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.
          “Corporate Trust Office of the Trustee” means the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, which on the date of this Indenture is located at [101 Barclay Street, 21 West, New York, New York 10286]1.
          “Credit Agreement” means the Amended and Restated Loan Agreement dated as of March 31, 2008, as amended, among the Company, the Guarantors named therein, and Whitney National Bank, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (other than Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.
          “Credit Facilities” means one or more debt facilities, loan agreements, indentures or other agreements or instruments (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans, letters

1	Trustee to confirm.

of credit or debt securities and, in each case, as such agreements or instruments may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or instruments or any successor or replacement agreement or instruments and whether by the same or any other agent, lender, group of lenders or investors.
          “CUSIP number” means the alphanumeric designation assigned to the Notes by Standard & Poor’s CUSIP Service Bureau.
          “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
          “Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.
          “Depository” has the meaning provided in the Appendix.
          “Disqualified Equity Interests” of any Person means any Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations upon maturity or redemption (pursuant to a sinking fund or otherwise) thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions of Section 4.08 of this Indenture and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as required pursuant to Section 4.08 of this Indenture.
          “Distribution Compliance Period” has the meanings provided in the Appendix.
          “Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, other than debt securities convertible into equity interests.
          “Euroclear” means Euroclear Bank N.V./S.A. or any successor securities clearing system.
          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
          “Exchange Notes” has the meaning specified in the Appendix.
          “Fair Market Value” means, with respect to any asset or Investment, the price (after taking into account any liabilities relating to such asset or Investment) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of the Company, if such price is less than $5.0 million, or the Board of Directors of the Company or a duly authorized committee thereof, if larger, as evidenced by a resolution of such Board or committee.
          “Foreign Subsidiary” means any Restricted Subsidiary of the Company which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.
          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.
          “Global Note” has the meaning specified in the Appendix.
          “guarantee” means a direct or indirect guarantee (other than by endorsement of negotiable instruments in the ordinary course of business) by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.
          “Guarantors” means each Restricted Subsidiary of the Company on the Issue Date (other than Foreign Subsidiaries), and each other Person that is required to become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee.

          “Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
          “Holder” means any registered holder, from time to time, of the Notes.
          “incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.
          “Indebtedness” of any Person at any date means, without duplication:
(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);
(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments excluding trade payables and accrued expenses incurred by such Person in the ordinary course of business that are not more than 90 days overdue;
(3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);
(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business;
(5) the maximum fixed redemption price of all Disqualified Equity Interests of such Person;
(6) all Capitalized Lease Obligations of such Person;
(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that Indebtedness of the Company or its Subsidiaries that is secured by a Lien shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis;
(9) all Attributable Indebtedness;
(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.
For purposes of calculating the amount of any non-interest-bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but such security shall be deemed to have been incurred only on the date of the original issuance thereof. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
    (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary of such Person (a “Joint Venture”);
    (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
    (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:
     (a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such Indebtedness to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or
     (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a

Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
          “Indenture” means this Indenture, dated as of the Issue Date, as amended from time to time, in accordance with the terms hereof.
          “Independent Director” means a director of the Company who:
(1) is independent with respect to the transaction at issue;
(2) does not have any material financial interest in the Company or any of its Affiliates (other than as a result of holding securities of the Company); and
(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Company or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Company’s or Affiliate’s board and board committee meetings.
          “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates.
          “Initial Notes” has the meaning provided in the Appendix.
          “Initial Purchaser” has the meaning provided in the Appendix.
          “interest” means, with respect to the Notes, interest and Liquidated Damages, if any, on the Notes.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
          “Investments” of any Person means:
(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;
(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and
(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.
Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.16 of this Indenture. If the Company or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of a Person that becomes a Restricted Subsidiary and that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or other redemptions of Equity Interests of the Company shall be deemed not to be Investments.
          “Issue Date” means the first date on which the Notes are originally issued.
          “Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell granted as credit support for any Indebtedness and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).
          “Liquidated Damages” in relation to any Notes has the meaning set forth in the Registration Rights Agreement pertaining to such Notes.
          “Moody’s” means Moody’s Investors Service, Inc. and its successors.
          “Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of
(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;
(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon or in order to obtain a necessary consent to such Asset Sale;
(4) payments of unassumed liabilities (including Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;
(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds; and
(6) amounts required to be held in escrow to secure payment of indemnity or other obligations, until such amounts are released.
          “Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:
(1) as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, except in any case to the extent it would be permitted to make an Investment in such Unrestricted Subsidiary pursuant to Section 4.11(a) hereof;
(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or other assets of the Company or any Restricted Subsidiary.
          “Note Guarantees” means the guarantee of the Notes by the Guarantors.
          “Notes” has the meaning specified in the Appendix.
          “Notes Custodian” has the meaning specified in the Appendix.

          “Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.
          “Offering Memorandum” means the offering memorandum related to the sale of the Notes dated September 16, 2010.
          “Officer” means any of the following of the Company: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.
          “Officers’ Certificate” means a certificate signed by two Officers.
          “Opinion of Counsel” means a written opinion from legal counsel of the Company who may be an employee of or counsel for the Company.
          “Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu as to payment with the Notes or the Note Guarantees, as applicable.
          “Permitted Business” means (i) commercial helicopter services of all types worldwide, including, but not limited to, (a) helicopter transportation services to the oil and gas industry and the health care industry, (b) helicopter maintenance and repair services, and (c) providing air medical transportation for hospitals and for emergency service agencies (operating as an independent provider of medical services), including related fixed-wing aircraft and charter services and (ii) businesses that are reasonably related thereto or reasonable extensions thereof.
          “Permitted Holder” means (i) Al Gonsoulin and his spouse and lineal descendants, their respective estates or legal representatives, (ii) trusts created for the benefit of such Persons and (iii) entities 80% or more of the Voting Stock of which is directly or indirectly owned by any of the preceding Persons.
          “Permitted Investment” means:
(1) Investments by the Company or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;
(2) Investments in the Company by any Restricted Subsidiary;
(3) loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Company not in excess of $3.0 million at any one time outstanding;
(4) Hedging Obligations incurred in compliance with Section 4.10(b)(4) of this Indenture;

(5) Cash Equivalents;
(6) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(7) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(8) Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.15 of this Indenture;
(9) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers’ compensation, performance and similar deposits entered into in the ordinary course of business;
(10) Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Company;
(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
(12) Investments of a Restricted Subsidiary acquired after the Issue Date or of any Person merged into the Company or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with Section 5.01 hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;
(13) Investments in international joint ventures in an aggregate amount not to exceed $25.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value);
(14) Investments in existence on the Issue Date and any amendments, renewals or replacements thereof that do not exceed the amount of such Investment; and
(15) other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

          The amount of Investments outstanding at any time pursuant to clause (13) or (15) above shall be deemed to be reduced:
     (a) upon the disposition or repayment of or return on any Investment made pursuant to clause (13) or (15) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and
     (b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (13) or (15) above.
          “Permitted Liens” means the following types of Liens:
(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;
(2) statutory or contractual Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;
(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;
(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;
(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;
(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;
(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;
(12) Liens securing all of the Notes and Liens securing any Note Guarantee;
(13) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;
(14) Liens in favor of the Company or a Guarantor;
(15) Liens securing Indebtedness incurred under a Credit Facility pursuant to clause (1) of the definition of Permitted Indebtedness;
(16) Liens securing Purchase Money Indebtedness;
(17) Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements and accessions thereto and replacements or proceeds thereof);
(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens securing Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount that, together with Indebtedness secured by Liens incurred pursuant to clause (15) of this definition, does not exceed 15% of Consolidated Net Tangible Assets;
(20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17), and (18); provided that in each case such Liens do not extend to any additional assets (other than improvements or accessions thereto and replacements or proceeds thereof);
(21) Liens to secure Attributable Indebtedness and/or that are permitted to be incurred pursuant to Section 4.20 of this Indenture; provided that any such Lien shall not extend to or cover any assets of the Company or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;
(22) Liens on assets of a Foreign Subsidiary securing Foreign Indebtedness in aggregate amount at any time outstanding not to exceed $15.0 million;
(23) Liens on Equity Interests owned by the Company or any Restricted Subsidiary in an Unrestricted Subsidiary or a Person that is not a Subsidiary to secure Indebtedness or other obligations of the Unrestricted Subsidiary or Person that issued the Equity Interests; and
(24) Liens incurred by the Company or any Restricted Subsidiary with respect to Indebtedness that does not in aggregate principal amount outstanding at any time exceed the greater of $25.0 million or 5% of Consolidated Net Tangible Assets determined as of the date of the incurrence after giving pro forma effect to such incurrence and the application of proceeds therefrom.
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
          “Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.
          “Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.
          “Private Exchange” has the meaning set forth in the Appendix.

          “Private Exchange Notes” has the meaning set forth in the Appendix.
          “Purchase Agreement” has the meaning set forth in the Appendix.
          “Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or other assets securing Purchase Money Indebtedness of the same lender, or in the case of real property, fixtures or helicopters, additions and improvements thereto, the real property to which such asset is attached and the proceeds thereof and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.
          “Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Company or financed, directly or indirectly, using funds (1) borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Company or any Subsidiary of the Company (including, without limitation, in respect of any employee stock ownership or benefit plan).
          “Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Company to Persons other than any Permitted Holder or any other Person who is, prior to such issuance and sale, an Affiliate of the Company.
          “Rating Agency” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified to the Trustee by an Officers’ Certificate) which shall be substituted for S&P or Moody’s or both, as the case may be.
          “redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of paragraph 6 of the Notes.
          “refinance” means to refinance, repay, prepay, replace, renew or refund.
          “Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness so redeemed or refinanced and accrued interest thereon (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement) (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so refinanced or refunded); provided that:
(1) the Refinancing Indebtedness is the obligation of the Company or same Restricted Subsidiary as that of the Refinanced Indebtedness;
(2) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;
(3) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being redeemed or refinanced or (b) after the maturity date of the Notes; and
(4) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.
          “Registered Exchange Offer” has the meaning set forth in the Appendix.
          “Registration Rights Agreement” has the meaning set forth in the Appendix.
          “Regulation S” has the meaning specified on the Appendix.
          “Regulation S Notes” has the meaning specified in the Appendix.
          “Related Person” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Restricted Global Note” has the meaning set forth in the Appendix.
          “Restricted Payment” means any of the following:
(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Company but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority holders of Equity Interests of any Restricted Subsidiary;
(2) the redemption of any Equity Interests of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company, including, without limitation, any payment in connection with any merger or consolidation involving the Company but excluding any such Equity Interests held by the Company or any Restricted Subsidiary;
(3) any Investment other than a Permitted Investment; or
(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.
          “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
          “Rule 144A” has the meaning specified in the Appendix.
          “Rule 144A Notes” has the meaning specified in the Appendix.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
          “Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.
          “SEC” means the U. S. Securities and Exchange Commission.
          “Secretary’s Certificate” means a certificate signed by the Secretary or an Assistant Secretary of the Company.
          “Securities Act” means the U.S. Securities Act of 1933, as amended.
          “Shelf Registration Statement” has the meaning provided in the Appendix.
          “Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 102 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 6.01 (7) or (8) of this Indenture has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.
          “Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.
          “Subsidiary” means, with respect to any Person:
(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.
          “Transfer Restricted Securities” has the meaning provided in the Appendix.
          “Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.
          “Trust Officer” means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.
          “Trustee” means the party named as such in this Indenture until a successor replaces it and thereafter means the successor.
          “Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with Section 4.16 of this Indenture and (2) any Subsidiary of an Unrestricted Subsidiary.
          “U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
          “Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant Equity Interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

          “Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.
          “Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.
     Section 1.02. Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.14
“Appendix”	2.01
“Authenticating Agent”	2.02
“Change of Control Offer”	4.08
“Change of Control Purchase Price”	4.08
“Coverage Ratio Exception”	4.10
“Covenant Defeasance”	8.03
“Designation”	4.16
“Designation Amount”	4.16
“Event of Default”	6.01
“Excess Proceeds”	4.15
“Foreign Indebtedness”	4.10
“Legal Defeasance”	8.02
“Legal Holiday”	11.07
“Net Proceeds Deficiency”	4.15
“Net Proceeds Offer”	4.15
“Offered Price”	4.15
“Pari Passu Indebtedness Price”	4.15
“Paying Agent”	2.03
“Payment Amount”	4.15
“Permitted Indebtedness”	4.10
“Redesignation”	4.16
“Register”	2.05
“Registrar”	2.03
“Restricted Payments Basket”	4.11
“Reversion Date”	4.21
“Successor”	5.01
“Suspended Covenants”	4.21
“Suspension Date”	4.21
“Suspension Period”	4.21

     Section 1.03. Incorporation by Reference of Trust Indenture Act.
          Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
          The following TIA terms used in this Indenture have the following meanings:
          “indenture securities” means the Notes.
          “indenture security holder” means a Holder.
          “indenture to be qualified” means this Indenture.
          “indenture trustee” or “institutional trustee” means the Trustee.
          “obligor” on the Notes means the Company and each Guarantor. All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them by such definitions.
      Section 1.04. Rules of Construction.
          Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural and in the plural include the singular;
     (5) “including” means including, without limitation;
     (6) provisions apply to successive events and transactions;
     (7) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and
     (8) “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subdivision.

ARTICLE 2
THE NOTES
     Section 2.01. Form and Dating.
          Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit A to this Indenture, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture.
     Section 2.02. Execution and Authentication.
          The Notes shall be executed by an Officer or any authorized signatory as identified in an Officers’ Certificate (pursuant to a power of attorney or other similar instrument). The signature of any such Officer (or authorized signatory) on the Notes shall be by manual or facsimile signature in the name and on behalf of the Company.
          If any Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.
          A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The Notes shall be dated the date of their authentication.
          On the Issue Date, the Trustee shall authenticate and deliver $300.0 million of Initial Notes and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes for original issue, in each case upon the conditions and subject to the requirements provided in Section 2.2 of the Appendix.
          The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company or with any Affiliate of the Company.
          The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

     Section 2.03. Registrar and Paying Agent.
          The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”); provided that payment of interest may, at the option of the Company, be made by check mailed to a Holder at his registered address. The Registrar shall keep the Register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more co-paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.
          The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company may change any Registrar or Paying Agent without notice to the Holders.
          The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
          The Company initially appoints the Trustee at the Corporate Trust Office to act as Paying Agent and Registrar.
     Section 2.04. Paying Agent To Hold Money in Trust.
          Each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it upon demand. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee or to account for any funds disbursed. Upon payment over to the Trustee and accounting for any funds disbursed, such Paying Agent shall have no further liability for the money. If the Company, a Subsidiary or another Related Person or any of them acts as Paying Agent, it shall segregate and hold as a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
     Section 2.05. Noteholder Lists.
          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders (the “Register”) and shall otherwise comply with TIA. If the Trustee is not the Registrar, the Company shall furnish to the Trustee on or before each interest payment date and at such other times as the Trustee may reasonably request in writing a list, in such form and as of such date as the Trustee may require, of the names, addresses and tax identification numbers of Holders, and the Company shall otherwise comply with TIA Section 312(a).

     Section 2.06. Transfer and Exchange.
          A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of this Indenture. Where Notes are presented to the Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange if the requirements of Section 8-401(a) of the New York Uniform Commercial Code as then in effect are met. To permit registrations of transfer and exchanges, the Trustee shall authenticate Notes at the Registrar’s written (if the Registrar is not the Trustee) request. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents (each in a form satisfactory to the Company and the Registrar) and to pay any taxes or other governmental charges required by law or permitted by this Indenture. Without the prior consent of the Company, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.
          No Holder shall Incur a service charge for any registration of transfer or exchange of Notes, but the Company or the Trustee, as appropriate, may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer, registration of transfer or exchange of Notes, other than exchanges pursuant to Section 2.10, 3.06, 4.08, 4.15 or 9.05 not involving any transfer.
     Section 2.07. Replacement Notes.
          If the Holder of a Note claims that the Note has been mutilated, lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the New York Uniform Commercial Code are met and, in the case of a mutilated Note, such mutilated Note is surrendered to the Trustee. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient, in the judgment of both, to protect the Company, each Guarantor, the Trustee, or any Agent from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.
          In case any such mutilated, destroyed or wrongfully taken Notes has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note when due.
          Every replacement Note is an Obligation of the Company. The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost or stolen Notes.
     Section 2.08. Outstanding Notes.
          Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or one of its Subsidiaries or Related Persons holds the Note.

          If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it, or a court holds, that the replaced Note is held by a bona fide purchaser. If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
          If the Paying Agent (other than the Company) holds by 11:00 A.M. New York time on a redemption date, repurchase date or other maturity date money sufficient to pay Notes payable on that date, then on and after that date, such Notes shall be deemed to be no longer outstanding and interest on them shall cease to accrue.
     Section 2.09. Notes Held by the Company or a Related Person.
          In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or a Subsidiary or a Related Person shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded.
     Section 2.10. Temporary Notes.
          Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
     Section 2.11. Cancellation.
          The Company or any Guarantor at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of such canceled Notes in its customary manner. The Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.
     Section 2.12. Defaulted Interest.
          If and to the extent the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent not prohibited by applicable statute or case law, interest at the rate then borne by the Notes on the defaulted interest. It shall pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company or Trustee (at the direction of the Company) shall fix such record date and payment date. At least 15 days before the special record date, the Company or Trustee (at the direction of the Company, provided that the Trustee shall have received the same at least 10 but not more than 30 days prior thereto or such shorter period prior thereto as is acceptable to the Trustee) shall mail to Holders a notice that states the record date, payment date and amount of interest to be paid.

     Section 2.13. Persons Deemed Owners.
          Prior to due presentment of a Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee may conclusively presume and shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to Section 2.12) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, the Guarantors or the Trustee shall be affected by notice to the contrary. None of the Company, the Guarantors, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of or actions taken in respect of beneficial ownership interests of a Note in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (including but not limited to CUSIP, ISIN or Common Code numbers, if any).
     Section 2.14. Computation of Interest.
          Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
     Section 2.15. CUSIP Numbers, Etc.
          The Company, in issuing the Notes, may use CUSIP, ISIN and Common Code numbers (if then generally in use), and, if so, the Trustee shall use the CUSIP, ISIN and Common Code numbers for purposes of the identification of the Notes in notices as a convenience to Holders; provided that any such notice may state that no representation is made by the Trustee as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in CUSIP, ISIN and Common Code numbers.
     Section 2.16. Issuance of Additional Notes.
          The Company shall be entitled to issue an unlimited aggregate principal amount of Additional Notes under this Indenture, all of which shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, and amount of interest payable on the first payment date applicable thereto (and, if such Additional Notes shall be issued in the form of Exchange Notes, other than with respect to transfer restrictions); provided that such issuance is not prohibited by Section 4.10. The Initial Notes issued on the Issue Date, any Additional Notes and all Exchange Notes or Private Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture.
          With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:
     (1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

     (2) the issue price, the issue date and the CUSIP number and any corresponding ISIN or Common Code number of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended; and
     (3) whether or not such Additional Notes shall be Transfer Restricted Securities.
ARTICLE 3
REDEMPTION
     Section 3.01. Notices to Trustee.
          If the Company wants to redeem all or a portion of the Notes pursuant to paragraph 6 of the Notes, it shall provide written notice to the Trustee at least five Business Days (unless a shorter notice period shall be satisfactory to the Trustee) before the date of giving notice of the redemption specifying the proposed redemption date, the principal amount of Notes to be redeemed and whether or not it requests the Trustee to give notice of such redemption.
     Section 3.02. Selection of Notes To Be Redeemed.
          In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part. In addition, if partial redemption is made pursuant to the provisions described under paragraph 6(b) of the Notes, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless that method is otherwise prohibited.
     Section 3.03. Notice of Redemption.
          At least 30 days but not more than 60 days before a redemption date, the Company shall mail by first-class mail a notice of redemption to each Holder whose Notes are to be redeemed at its registered address except that a redemption notice may be given more than 60 days prior to a redemption date in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture in accordance with Article 8 hereof.
          The notice shall identify the Notes and the principal amount thereof to be redeemed (including the applicable CUSIP, ISIN and Common Code numbers, if any) and shall state:
     (1) the redemption date;

     (2) the redemption price (plus the amount of accrued and unpaid interest to be paid on each $2,000 principal amount of the Notes called for redemption) or, if the redemption price is not then determinable, the manner in which it will be determined;
     (3) the name and address of the Paying Agent;
     (4) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (5) that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and
     (6) in the case of Notes to be redeemed in part, the portion of the principal amount of the Note to be redeemed.
          If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemptions.
          At the Company’s written direction to the Trustee given in accordance with Section 3.01 hereof, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event the Company shall provide the Trustee with the information required by clauses (1) through (6) in its written notice to the Trustee.
     Section 3.04. Effect of Notice of Redemption.
          Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, together with interest accrued and unpaid thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Upon surrender to the Paying Agent such Notes shall be paid at the redemption price, together with interest accrued and unpaid thereon as aforesaid. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder. A notice of redemption may not be conditional.
     Section 3.05. Deposit of Redemption Price.
          On or before 11:00 A.M. New York time on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company, a Subsidiary or another Related Person is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money in immediately available funds sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on the redemption date. The Trustee or the Paying Agent shall promptly return to the Company any money not required for that purpose less the expenses of the Trustee as provided herein. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price (together with accrued and unpaid interest on the Notes to be redeemed) pursuant to this Indenture. If a Note is redeemed on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.
          If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
     Section 3.06. Notes Redeemed in Part.
          Upon cancellation of a Note that is redeemed in part, the Company shall issue in the name of the Holder and the Trustee shall authenticate a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
ARTICLE 4
COVENANTS
     Section 4.01. Payment of Notes.
          The Company shall pay the principal of, premium, if any, and interest (including any Liquidated Damages as provided in the applicable Registration Rights Agreement) on the Notes on the dates and in the manner expressly provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due and payable if the Paying Agent holds by 11:00 A.M. New York time on that date money sufficient to pay all principal, premium, if any, and interest then due and payable. The Company shall pay interest (including post-petition interest in any proceeding under any applicable Bankruptcy Law in the event the Notes are then secured) on overdue principal or premium, if any, at the rate borne by the Notes, and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent not prohibited by applicable statute or case law.
          In the event that any Liquidated Damages shall become payable to any Holders on any interest payment date, the Company shall deliver to the Trustee, at least three Business Days in advance of such interest payment date, an Officers’ Certificate setting forth the amount of such Liquidated Damages and the Holders to whom such Liquidated Damages are so payable.
     Section 4.02. Maintenance of Office or Agency.
          The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be presented or surrendered for payment or for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
          The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          The Company hereby designates the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, as one such office or agency of the Company in accordance with Section 2.03 of this Indenture.
     Section 4.03. Reports to Holders.
          Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish (without exhibits) to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.
The Company shall also comply with TIA Section 314(a).
          In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. For so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     Section 4.04. Compliance Certificate.
          The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Company and each Guarantor stating whether or not the signatories know of any Default by the Company or any Guarantor in performing any of its obligations under this Indenture and the Notes. If any signatory has knowledge of any such Default, the certificate shall describe the Default and what action the Company is taking or proposes to take with respect thereto.
     Section 4.05. Stay, Extension and Usury Laws.
          Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
     Section 4.06. Corporate Existence.
          Subject to Article 5 of this Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents (as the same may be amended from time to time) and the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate existence of any Restricted Subsidiary, if (i) such preservation or existence is not material to the conduct of business of the Company and its Restricted Subsidiaries taken as a whole, and (ii) the loss of such right, license or franchise or the dissolution of such Restricted Subsidiary does not have a material adverse impact on the Holders.
     Section 4.07. Notice of Default.
          In the event that any Default under Section 6.01 hereof shall occur, the Company shall give prompt written notice of such Default to the Trustee specifying such Default and what action the Company is taking or proposes to take with respect thereto.
     Section 4.08. Change of Control.
          (a) Upon the occurrence of any Change of Control, each Holder will have the right to require that the Company purchase any or all of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase;
          (b) Within 30 days following any Change of Control, the Company will mail, or caused to be mailed, to the Holders a notice:
     (1) describing the transaction or transactions that constitute the Change of Control;

     (2) offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and
     (3) describing the procedures that Holders must follow to accept, or withdraw the Holder’s previous acceptance of, the Change of Control Offer.
The Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law.
          (c) On or before the payment date for the Change of Control, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof validly tendered and not properly withdrawn pursuant to the Change of Control Offer, (2) deposit by 11:00 A.M., New York City time, on such date with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so validly tendered and not properly withdrawn and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly (but in any case not later than five days after the expiration date for the Change of Control) mail or deliver to each Holder of Notes so validly tendered and not properly withdrawn the Change of Control Purchase Price for such Notes.
          (d) Upon surrender and cancellation of a Certificated Note that is purchased in part pursuant to the Change of Control Offer, the Company shall promptly issue and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to the surrendering Holder of such Certificated Note, a new Certificated Note equal in principal amount to the unpurchased portion of such surrendered Certificated Note; provided that each such new Certificated Note shall be in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof.
          Upon surrender of a Global Note that is purchased in part pursuant to a Change of Control Offer, the Paying Agent shall forward such Global Note to the Notes Custodian who shall make a notation in its records so as to reduce the principal amount of such Global Note to an amount equal to the unpurchased portion of such Global Note, as provided in Section 2.01 hereof and the Appendix. For purposes of this Section 4.08 the Trustee shall act as the Paying Agent.
          The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.
          (e) The Company’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

          (f) The Company shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.08 by virtue of such compliance.
Section 4.09. Conduct of Business.
          The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.
Section 4.10. Limitations on Additional Indebtedness.
          (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Company or any Guarantor may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio, determined on a pro forma basis giving effect to such incurrence and the application of the proceeds thereof, would be at least 2.25 to 1.00 (the “Coverage Ratio Exception”).
          (b) Notwithstanding Section 4.10(a) of this Indenture, each of the following shall be permitted (the “Permitted Indebtedness”):
     (1) Indebtedness of the Company and any Guarantor under Credit Facilities (including reimbursement obligations with regard to letters of credit) incurred pursuant to this clause (1) in an aggregate amount at any time outstanding not to exceed the greater of (x) $85.0 million and (y) 80% of the book value of the accounts receivable plus 50% of the book value of inventory of the Company and the Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP (giving pro forma effect to acquisitions made in connection with the borrowing of any such Indebtedness);
     (2) the Notes issued on the Issue Date and the Note Guarantees;
     (3) Indebtedness of the Company and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);
     (4) Indebtedness under Hedging Obligations; provided that such Hedging Obligations are incurred by the Company or any Restricted Subsidiary in the ordinary course of business and not for the purpose of speculation.
     (5) Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);
     (6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);
     (7) Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (a) $50.0 million and (b) 20% of the net book value of the aircraft owned by the Company and the Restricted Subsidiaries;
     (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
     (9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (10);
     (11) (a) Indebtedness of any Foreign Subsidiary (or guarantees thereof by the Company or any Guarantor in respect thereof) (“Foreign Indebtedness”) and (b) guarantees of Indebtedness of a partnership or joint venture (other than an Unrestricted Subsidiary) by the Company or any Guarantor provided that such guarantee does not exceed the proportion of such Indebtedness that is equal to the Company’s or Guarantor’s proportionate equity ownership of such partnership or joint venture, and provided that the aggregate principal amount of Indebtedness at any time outstanding incurred pursuant to the foregoing clauses (a) and (b) does not exceed $15.0 million; and
     (12) Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount not to exceed $30.0 million at any time outstanding.
          For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Company shall, in its sole discretion, classify or later reclassify such item of Indebtedness and may divide and classify or later reclassify such

Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement and outstanding on the Issue Date shall be deemed to have been incurred under clause (1) above.
Section 4.11. Limitations on Restricted Payments.
          (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:
     (1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;
     (2) the Company cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or
     (3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7) or (8) of Section 4.11(b), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):
     (A) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2002 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus
     (B) 100% of the aggregate net cash proceeds received by the Company either (x) as contributions to the common equity of the Company after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with paragraph 6(b) of the Notes, plus
     (C) the aggregate amount by which Indebtedness incurred by the Company or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) into Qualified Equity Interests (less the amount of any cash, or the Fair Market Value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus
     (D) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus
     (E) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Company’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.
     (b) The foregoing provisions will not prohibit:
     (1) the payment by the Company or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Indenture;
     (2) the redemption of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;
     (3) the redemption of Subordinated Indebtedness of the Company or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.10 and the other terms of this Indenture;
     (4) the redemption of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees (or their transferees, estates or beneficiaries under their estates) pursuant to any director or employee equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such redeemed Equity Interests may not exceed $2.5 million in any twelve-month period (with unused amounts in any 12-month period being permitted to be carried over into the next 12-month period); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Company’s Equity Interests (other than Disqualified Equity Interests) to any such directors or employees that occurs after the Issue Date to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

     (5) the redemption of Equity Interests of the Company or any Restricted Subsidiary of the Company held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Company’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;
     (6) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;
     (7) in the event of a Change of Control, the redemption of Subordinated Indebtedness of the Company or any Guarantor, in each case, at a redemption price not greater than 101% of the principal amount (or, if such Subordinated Indebtedness were issued with original issue discount, 101% of the accreted value) of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such redemption, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has purchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; or
     (8) in the event of an Asset Sale that requires the Company to offer to repurchase Notes pursuant to Section 4.15 hereof, redemption of Subordinated Indebtedness of the Company or any Guarantor, in each case, at a redemption price not greater than 100% of the principal amount (or, if such Subordinated Indebtedness were issued with original issue discount, 100% of the accreted value) of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such redemption, the Company has made a Net Proceeds Offer with respect to the Notes pursuant to the provisions of Section 4.15 hereof and has purchased all Notes required to be purchased by it under such Section;
provided that (a) in the case of any Restricted Payment pursuant to clause (3), (7) or (8) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket.
Section 4.12. Limitations on Dividends and Other Restrictions Affecting Restricted Subsidiaries.
          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

     (A) pay dividends or make any other distributions on or in respect of its Equity Interests;
     (B) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or
     (C) transfer any of its assets to the Company or to any Restricted Subsidiary that owns Equity Interests in such Restricted Subsidiary (pro rata in accordance with such ownership interest);
except for:
     (1) encumbrances or restrictions existing under or by reason of applicable law;
     (2) encumbrances or restrictions existing under this Indenture, the Notes and the Note Guarantees;
     (3) non-assignment provisions of any contract, license or any lease entered into in the ordinary course of business;
     (4) encumbrances or restrictions existing under agreements existing on the date of this Indenture (including, without limitation, the Credit Agreement) as in effect on that date;
     (5) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;
     (6) any restriction with respect to a Restricted Subsidiary (or any of its assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary (or the assets that are subject to such restriction) pending the closing of such sale or disposition;
     (7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;
     (8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions taken as a whole that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date (including this Indenture and the Credit Agreement);
     (9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;
     (10) Purchase Money Indebtedness incurred in compliance with Section 4.10 of this Indenture that impose restrictions of the nature described in clause (C) above on the assets acquired;
     (11) encumbrances or restrictions applicable only to a Foreign Subsidiary;
     (12) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendments or refinancings; and
     (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
Section 4.13. Limitations on Liens.
          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against (other than Permitted Liens) any assets of the Company or any Guarantor (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith:
     (1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and
     (2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.
     Section 4.14. Limitations on Transactions with Affiliates.
          (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Company or that Restricted Subsidiary from a Person that is not an Affiliate of the Company or that Restricted Subsidiary; and
     (2) the Company delivers to the Trustee:
     (A) with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and
     (B) with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificate described in the preceding clause (A) and a written opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.
     (b) The foregoing restrictions shall not apply to:
     (1) transactions exclusively between or among (A) the Company and one or more Restricted Subsidiaries or (B) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;
     (2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;
     (3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Company and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;
     (4) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;
     (5) Restricted Payments which are made in accordance with Section 4.11 of this Indenture;
     (6) any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns

Equity Interests in such Person, provided that no other Affiliate of the Company (other than a Restricted Subsidiary) owns Equity Interests in such Person; or
     (7) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Equity Interests.
Section 4.15. Limitations on Asset Sales.
          (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:
     (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and
     (2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.
For purposes of clause (2), the following shall be deemed to be cash:
     (A) the amount (without duplication) of any Indebtedness or other liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are satisfied or assumed by the transferee in such Asset Sale pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;
     (B) the amount of any obligations received from such transferee that are within 90 days converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and
     (C) the Fair Market Value of any assets (other than securities) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business.
          If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.15.
          If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom (or enter into a definitive agreement for such application within such 365-day period, provided that any resulting capital expenditure or purchase is closed within 90 days after the end of such 365-day period) to:
     (1) repay or redeem any Indebtedness of the Company or a Restricted Subsidiary, other than Subordinated Indebtedness, Disqualified Equity Interests,

intercompany Indebtedness, or Indebtedness owed to an Affiliate of the Company; or
     (2) invest all or any part of the Net Available Proceeds thereof in the purchase of (a) assets (other than securities) to be used by the Company or any Restricted Subsidiary in a Permitted Business, or (b) Equity Interests of a Person that upon such purchase will become a Restricted Subsidiary that directly or indirectly, through one or more Subsidiaries that will become Restricted Subsidiaries, owns assets to be used in a Permitted Business.
Pending the final application of any such Net Available Proceeds, the Company or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Available Proceeds in any manner that is not prohibited by this Indenture.
          The amount of Net Available Proceeds not applied or invested as provided in this Section 4.15(a) will constitute “Excess Proceeds.”
          (b) When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Company or any Guarantor the provisions of which require the Company or such Guarantor to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:
     (1) the Company will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Indenture, and (b) redeem (or make an offer to do so) any such Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such Pari Passu Indebtedness required to be redeemed, the maximum principal amount of Notes and such Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;
     (2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;
     (3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and
     (4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

          The Net Proceeds Offer will remain open for a period of at least 30 days following its commencement but no longer than 60 days, except to the extent that a longer period is required by applicable law. Promptly following the termination of the Net Proceeds Offer period the Company will purchase the principal amount of Notes required to be purchased pursuant to this Section 4.15 or, if less than the Payment Amount allocated to the Notes has been so validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn in response to the Net Proceeds Offer. Payment for any Notes so purchased will be made in the same manner as principal payments are to be made on the Notes at final maturity. If the purchase date for the Net Proceeds Offer is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest (to the extent involving interest that is due and payable on such interest payment date) shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.
          Upon commencement of a Net Proceeds Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The Net Proceeds Offer shall be made to all Holders.
          On or before the purchase date for the Net Proceeds Offer the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Payment Amount allocated to the Notes pursuant to the Net Proceeds Offer, or if less than the Payment Amount allocated to the Notes has been so validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn, (2) deposit by 11:00 A.M. New York City time, on such date with the Paying Agent an amount in respect of all Notes, or portions thereof, so accepted and (3) shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.15. The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the expiration date for the Net Proceeds Offer) mail or deliver to each tendering Holder an amount equal to the Offered Price of the Notes validly tendered and not properly withdrawn by such Holders and accepted by the Company for purchase. Upon surrender and cancellation of a Certificated Note that is purchased in part, the Company shall promptly issue and the Trustee shall authenticate and deliver to the surrendering Holder of such Certificated Note a new Certificated Note equal in principal amount to the unpurchased portion of such surrendered Certificated Note; provided that each such new Certificated Note shall be in a principal amount at Maturity of $2,000 or in integral multiple of $1,000 in excess thereof. Upon surrender of a Global Note that is purchased in part pursuant to a Net Proceeds Offer, the Paying Agent shall forward such Global Note to the Notes Custodian who shall make a notation in its records to reduce the principal amount of such Global Note to an amount equal to the unpurchased portion of such Global Note , as provided in Section 2.01 hereof and the Appendix. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Net Proceeds Offer on or as soon as practical after the date of purchase. For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.
          To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Company may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.
          (f) In the event of the transfer of substantially all (but not all) of the assets of the Company and the Restricted Subsidiaries (taken as a whole) to a Person in a transaction covered by and effected in accordance with Section 5.01 of this Indenture, the successor Person shall be deemed to have sold for cash at Fair Market Value the assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this Section 4.15, and shall comply with the provisions of this Section 4.15 with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).
          (g) The Company will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of this compliance.
Section 4.16. Limitations on Designation of Unrestricted Subsidiaries.
          The Company may designate any Subsidiary of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:
     (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and
     (2) the Company would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.11(a) above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date.
          No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are reasonably similar to, or more favorable to the Company or the Restricted Subsidiary than, those that might be obtained at the time from Persons who are not Affiliates;
     (3) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Company or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to Section 4.11 of this Indenture.
If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 4.10 or the Lien is not permitted under Section 4.13 the Company shall be in default of the applicable covenant.
          The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:
     (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and
     (2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.
          All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.
Section 4.17. Additional Note Guarantees.
          If, after the Issue Date, (a) the Company or any Restricted Subsidiary shall acquire or create another Subsidiary (other than in any case a Foreign Subsidiary or Subsidiary that has been designated an Unrestricted Subsidiary) or (b) any Unrestricted Subsidiary that is not a Foreign Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Company shall cause such Restricted Subsidiary to:
     (1) execute and deliver to the Trustee within 20 days (a) a supplemental indenture substantially in the form included in Exhibit B hereto pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

     (2) deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.
          At the Company’s discretion, any Restricted Subsidiary may be made a Guarantor by complying with the procedures set forth in the preceding clauses (1) and (2) of this Section 4.17.
Section 4.18. Limitations on Layering Indebtedness.
          The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be.
Section 4.19. Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries.
          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of any Restricted Subsidiary except (1) to the Company, a Restricted Subsidiary or the minority Equity Interest holders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (2) to the extent such Equity Interests represent directors’ qualifying shares or Equity Interests required by applicable law to be held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this Section 4.19 but is subject to Section 4.15 of this Indenture.
Section 4.20. Limitations on Sale and Leaseback Transactions.
          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:
     (1) the Company or such Restricted Subsidiary could have (a) incurred the Attributable Indebtedness relating to such Sale and Leaseback Transaction pursuant to Section 4.10 and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to Section 4.13;
     (2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

     (3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, Section 4.15.
     Section 4.21. Suspension of Certain Covenants.
          Following the first day (the “Suspension Date”) that:
     (1) the Notes have an Investment Grade Rating from both of the Rating Agencies, and
     (2) no Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries shall not be subject to the provisions of this Indenture under Sections 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.18, 4.19, subclause (a) of clause (1) and clause (3) of Section 4.20 and Section 5.01(a)(3) (collectively, the “Suspended Covenants”). The Company shall notify the Trustee promptly following the Suspension Date of the suspension of the Suspended Covenants; provided that the failure to give such notice promptly shall not affect the suspension of the Suspended Covenants. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The Company shall notify the Trustee promptly following the Reversion Date of the reinstatement of the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.
          On the Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified to have been incurred pursuant to Section 4.10(a) or one of the clauses set forth in Section 4.10(b) (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to Section 4.10(a) or (b), such Indebtedness shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.10(b)(3). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.11 shall be made as though Section 4.11 had been in effect since the Issue Date and throughout the Suspension Period. Restricted Payments made during the Suspension Period shall reduce the amount of the Restricted Payments Basket. For purposes of determining compliance with Section 4.15, on the Reversion Date, the Net Available Proceeds from all Asset Sales not applied or invested in accordance with such Section shall be deemed to be reset to zero.

ARTICLE 5
SUCCESSORS
     Section 5.01. Limitation on Mergers, Consolidation, Etc.
          (a) The Company will not directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Company’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of all or substantially all of the assets of the Company or the Company and the Restricted Subsidiaries (taken as a whole) or (b) consummate a Plan of Liquidation unless, in either case:
     (1) either:
     (a) the Company will be the surviving or continuing Person; or
     (b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Company under the Notes, this Indenture and the relevant Registration Rights Agreement;
     (2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and
     (3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Company or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.
For purposes of this Section 5.01(a), any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.
          (b) Except in circumstances where its Guarantee may be released as provided in Section 10.04, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

     (1) either
     (a) such Guarantor will be the surviving or continuing Person; or
     (b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, this Indenture and the relevant Registration Rights Agreement; and
     (2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.
          For purposes of the foregoing, the disposition (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Company, will be deemed to be the disposition of all or substantially all of the assets of the Company.
     Section 5.02. Successor Substituted.
          Upon any consolidation or merger of the Company or a Guarantor, or any disposition of all or substantially all of the assets of the Company or the Company and its Restricted Subsidiaries (taken as a whole) in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the Person formed by such consolidation or into which the Company or such Guarantor is merged or to which the disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under this Indenture, the Notes and the Note Guarantees with the same effect as if such Person had been named therein as the Company or such Guarantor and, except in the case of a lease of all or substantially all of such assets, the Company will be released from the obligation to pay the principal of and interest on the Notes and all of the Company’s other obligations and covenants under the Notes and this Indenture. Such Guarantor will be released from its Note Guarantee on the conditions set forth in Section 10.04 hereof.
          If the Successor shall have succeeded to and been substituted for the Company, such Successor may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor, instead of the Company, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes which such Successor thereafter shall cause to be signed and delivered to the Trustee for that purpose (in each instance with notations of Guarantees thereon by the Guarantors). All of the Notes so issued and so endorsed shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued and endorsed in accordance with the terms of this Indenture and the Guarantees as though all such Notes had been issued and endorsed at the date of the execution hereof.
          In case of any such transaction or series of transactions, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued or the Guarantees to be endorsed thereon as may be appropriate.
          For all purposes of this Indenture and the Notes, Subsidiaries of any Successor will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Indebtedness, and all Liens on assets, of the Successor and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.
ARTICLE 6
DEFAULTS AND REMEDIES
     Section 6.01. Events of Default.
          Each of the following is an “Event of Default”:
     (1) failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;
     (2) failure by the Company to pay the principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise;
     (3) failure by the Company to comply with any of its agreements or covenants described above in Section 5.01 of this Indenture or in respect of its obligations to make a Change of Control Offer as described above under Section 4.08 of this Indenture;
     (4) failure by the Company to comply with any other agreement or covenant in this Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;
     (5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:
     (a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

     (b) results in the acceleration of such Indebtedness prior to its express final maturity or
     (c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $20.0 million or more;
     (6) one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;
     (7) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
     (a) commences a voluntary case,
     (b) consents to the entry of an order for relief against it in an involuntary case,
     (c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or
     (d) makes a general assignment for the benefit of its creditors;
     (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (a) is for relief against the Company or any Significant Subsidiary as debtor in an involuntary case,
     (b) appoints a Custodian of the Company or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Company or any Significant Subsidiary, or
     (c) orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or
     (9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note

Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee).
     Section 6.02. Acceleration.
          If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) above with respect to the Company), shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of, premium, if any, and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable. If an Event of Default specified in Section 6.01(7) or (8) above with respect to the Company occurs, all outstanding Notes shall become due and payable without any further action or notice.
          After any such acceleration, but before a judgment or decree based on acceleration, Holders of a majority in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if:
     (a) the Company or any Guarantor has paid or deposited with the Trustee a sum sufficient to pay

(i)	all money paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07;

(ii)	all overdue installments of interest on, and any other amounts due in respect of, all Notes;

(iii)	the principal of (and premium, if any, on) any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Notes and this Indenture; and

(iv)	to the extent that payment of such interest is lawful, interest upon defaulted interest at the rate or rates prescribed therefor in the Notes and this Indenture;
     (b) all Events of Default, other than the nonpayment of principal of Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04;
     (c) the annulment of such acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

     (d) the Company has delivered an Officers’ Certificate to the Trustee to the effect of clauses (b) and (c) of this sentence.
          No such rescission shall affect any subsequent Default or impair any right consequent thereto.
     Section 6.03. Other Remedies.
          Notwithstanding any other provision of this Indenture, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
     Section 6.04. Waiver of Past Defaults.
          Subject to Sections 6.07 and 9.02 the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences. When a Default is waived, it is cured and ceases; but no such waiver shall extend to any other Default.
     Section 6.05. Control by Majority.
          The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided that such directions shall not be in conflict with any law or this Indenture. Before proceeding to exercise any right or power under this Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be Incurred by it in complying with any such direction.
     Section 6.06. Limitation on Suits.
          Except as provided in Section 6.07, a Holder may pursue a remedy with respect to this Indenture or the Notes only if:
     (1) the Holder gives to the Trustee written notice of a continuing Event of Default;
     (2) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the Trustee to institute proceedings in respect of such Event of Default;

     (3) such Holder or Holders offer and, if requested, furnish to the Trustee security or indemnity, satisfactory to the Trustee in its reasonable judgment, against any loss, liability, claim, damage or expense to be thereby incurred (including reasonable attorneys’ fees);
     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the furnishing of such security or indemnity; and
     (5) during such 60-day period the Holders of a majority in aggregate principal amount of the Notes then outstanding do not give the Trustee a direction inconsistent with the request.
          A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
     Section 6.07. Rights of Holders To Receive Payment.
          Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, or interest in respect of any such Note on the stated maturity expressed in such Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or adversely affected without the consent of the Holder.
     Section 6.08. Collection Suit by Trustee.
          If an Event of Default specified in Section 6.01(l) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any Guarantor for the whole amount of principal, premium, if any, and interest remaining unpaid.
     Section 6.09. Trustee May File Proofs of Claim.
          The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, any predecessor Trustee and the Holders allowed in any judicial proceedings relative to the Company or any Guarantor, its creditors or its property. All rights of action and claims under this Indenture may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding related thereto. Any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust.
          Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of the Notes any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of the Notes in any such proceeding.

     Section 6.10. Priorities.
          If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
     FIRST: to the Trustee for amounts due under Section 7.07;
     SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     THIRD: to the Company, the Guarantors to such other party as a court of competent jurisdiction shall direct.
          The Trustee may fix a record date and payment date for any payment by it to Holders pursuant to this Section 6.10.
     Section 6.11. Undertaking for Costs.
          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit other than the Trustee of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding.
ARTICLE 7
TRUSTEE
     Section 7.01. Duties of Trustee.
          (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.
          (b) Except during the continuance of an Event of Default:
     (1) The Trustee need perform only those duties that are expressly set forth in this Indenture and no others.
     (2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions required to be furnished to it pursuant to any provision herein, the Trustee shall examine the certificates and opinions to determine whether or not they substantially conform to the requirements of this Indenture but need not verify the accuracy of the content thereof.
          (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
          (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
          (e) The Trustee may refuse to perform any duty or exercise any right or power unless it receives reasonable security or indemnity satisfactory to it against any loss, liability or expense (anticipated or actual which have or may arise), including reasonable attorneys’ fees.
          (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
          (g) The Trustee shall not be required to give any bond or surety with respect to the execution of its rights and powers or with respect to this Indenture.
          (h) The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions or agreements on the part of the Company hereunder.
     Section 7.02. Rights of Trustee.
     Subject to the provisions of Section 7.01(a):
          (a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel in form and substance reasonably acceptable to the

Trustee. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
          (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture; provided that the Trustee’s conduct does not constitute bad faith, willful misconduct or negligence.
          (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability whatsoever in the performance of any of its duties hereunder.
          (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee in its reasonable judgment against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
          (g) The Trustee shall not be deemed to have notice of any Default or Event of Default, except any Default or Event of Default occurring pursuant to Section 6.01(1) or 6.01 (2) hereof, unless a Trust Officer if the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at its address specified in Section 11.02 hereof, and such notice references the Notes and this Indenture.
          (h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
          (i) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals an/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
          (j) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
          (k) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

     Section 7.03. Individual Rights of Trustee.
          The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or a Related Person thereof with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, must comply with Sections 7.10 and 7.11.
     Section 7.04. Trustee’s Disclaimer.
          The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes or Note Guarantees; it shall not be accountable for the Company’s use of the proceeds from the Notes; and it shall not be responsible for any statement in the Notes other than its certificate of authentication.
     Section 7.05. Notice of Defaults.
          The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with Section 5.01, the Trustee shall be protected in withholding such notice if and so long as a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interest of the Holders.
     Section 7.06. Reports by Trustee to Holders.
          If required by TIA Section 313(a), within 60 days after each January 1 beginning with January 1, 2011, the Trustee shall mail to each Holder as required by TIA Section 313(c) a brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b) and (c).
          A copy of each report at the time of its mailing to Holders shall be filed by the Trustee with the SEC and each stock exchange, if any, on which the Notes are listed. The Company shall notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.
     Section 7.07. Compensation and Indemnity.
          The Company shall pay to the Trustee from time to time such compensation for its services as shall be agreed upon in writing between the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall promptly reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it in connection with administering this Indenture. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel.
          The Company shall fully indemnify the Trustee and hold it harmless against any and all loss, claim, damage, expense or liability (including the reasonable fees and expenses of counsel) incurred by it in connection with the administration of this Indenture and the performance of its duties hereunder. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Trustee shall notify the Company promptly of any claim of which it has received written notice and for which it may seek indemnification. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee as determined to have been caused by the Trustee’s own negligence, bad faith or willful misconduct.
          To secure the Company’s payment Obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, or interest on particular Notes.
          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.
          The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.
          The benefits of this Section shall survive the termination of this Indenture.
     Section 7.08. Replacement of Trustee.
          A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
          The Trustee may resign by so notifying the Company in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying in writing the Trustee and the Company and may appoint a successor Trustee with the Company’s consent. The Company may remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.10;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order of relief is entered with respect to the Trustee under any Bankruptcy Law;
     (3) a receiver or other public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
          If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of the Notes then outstanding may petition at the expense of the Company a federal court or any court of competent jurisdiction for the appointment of a successor Trustee.
          If the Trustee fails to comply with Section 7.10, any Holder who has been a Holder for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall upon payment of its charges hereunder promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.
          Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligation to compensate the retiring Trustee under Section 7.07 for services rendered prior to its retirement and the Company’s obligation to indemnify the Trustee under Section 7.07 shall continue for the benefit of the retiring Trustee and shall survive termination of this Indenture.
     Section 7.09. Successor Trustee by Merger, Etc.
          If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee.
          In case at the time any such successor to the Trustee by merger, conversion, consolidation or transfer shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture.
     Section 7.10. Eligibility; Disqualification.
          This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b), provided that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding and meeting the requirements for exclusion set forth in TIA Section 310(b)(1).

     Section 7.11. Preferential Collection of Claims Against Company.
          The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.
ARTICLE 8
DEFEASANCE; SATISFACTION AND DISCHARGE
     Section 8.01. Option to Effect Defeasance or Covenant Defeasance.
          The Company may, at the option of its Board of Directors evidenced by a resolution of its Board of Directors, a copy of which shall be delivered to the Trustee, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
     Section 8.02. Legal Defeasance.
          Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their respective Obligations with respect to all outstanding Notes, this Indenture and the Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Company and the Guarantors shall be deemed to have satisfied all of their obligations under such Notes, this Indenture and the Guarantees (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), subject to the following which shall survive until otherwise terminated or discharged hereunder:
     (a) the rights of Holders of such Notes to receive, solely from the trust fund described in Section 8.04 hereof and as more fully set forth in Section 8.04, payments in respect of the principal of, any premium, if any, and interest on such Notes when payments are due (but not the Change of Control Purchase Price or the Offered Price),
     (b) the Company’s obligations with respect to such Notes under Sections 2.05, 2.06, 2.07, 2.08, 2.10, and 4.02 hereof,
     (c) the rights, powers, trusts, duties and immunities of the Trustee under this Indenture, and the Company’s obligations in connection therewith,
     (d) the Company’s rights of optional redemption in respect of any Notes that it has called for redemption prior to the Legal Defeasance, and
     (e) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
     Section 8.03. Covenant Defeasance.
          Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, (i) the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from all obligations under the covenants contained in Sections 4.03, 4.04, 4.06 (with regard to Restricted Subsidiaries only), 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 and Sections 5.01(a)(3) and 5.01(b) hereof, except to the extent that any such obligations under Sections 4.03 and 4.04 are mandated by the TIA, and any covenant added to this Indenture subsequent to the Issue Date pursuant to Section 9.01 hereof with respect to the outstanding Notes and (ii) the occurrence of any event specified in Section 6.01(3) or 6.01(4) hereof, with respect to any of Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 and Sections 5.01(a)(iii) and 5.01(b) hereof, and any covenant added to this Indenture subsequent to the Issue Date pursuant to Section 9.01 hereof, shall be deemed not to be or result in an Event of Default, in each case with respect to such Notes as provided in this Section 8.03 on and after the date on which the conditions set forth in Section 8.04 hereof are satisfied, and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, “Covenant Defeasance” means that, with respect to the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant (to the extent so specified in the case of Section 6.01(3) or 6.01(4) hereof), whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture, the Guarantees and the Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, clauses (5), (6) and (9) of Section 6.01 hereof shall not constitute Events of Default, and 91 days following the deposit referred to in clause (1) of Section 8.04 hereof, clauses (7) and (8) of Section 6.01 hereof shall not constitute Events of Default. Notwithstanding any contrary provision of this Article 8, Covenant Defeasance shall not be effective until 91 days following such deposit.
     Section 8.04. Conditions to Defeasance or Covenant Defeasance.
          The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:
          In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, on and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the Holders must have a valid, perfected, exclusive security interest in such trust,
     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:
     (a) the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or
     (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,
     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,
     (4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),
     (5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,
     (6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

     (7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the Opinion of Counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.
          If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the Company’s obligations and the obligations of Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.
     Section 8.05. Satisfaction and Discharge.
          This Indenture shall upon the request of the Company be discharged and cease to be of further effect (except as provided in the penultimate paragraph of this Section 8.05) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture if:
     (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or
     (2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal, premium, if any, and accrued and unpaid interest) on the Notes not theretofore delivered to the Trustee for cancellation,
     (3) the Company has paid all sums payable by it under this Indenture, and
     (4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at stated maturity or on the date of redemption, as the case may be.
          In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.
          Notwithstanding the satisfaction and discharge of this Indenture, the Company’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 2.10, 7.07, 7.08, and this Article 8, and the Trustee’s and Paying Agent’s obligations in Section 8.06 shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.07 and 8.07 and the Trustee’s and Paying Agent’s obligations in Sections 8.06 and 8.07 shall survive.
          In order to have money available on a payment date to pay principal (and premium, if any, on) or interest on the Notes, the U.S. Government Obligations shall be payable as to principal (and premium, if any) or interest (including Liquidated Damages, if any) at least one Business Day before such payment date in such amounts as will provide the necessary money.
     Section 8.06. Application of Trust Money.
          All money deposited with the Trustee pursuant to Section 8.04 or 8.05 shall be held in trust and, at the written direction of the Company, be invested prior to maturity in U.S. Government Obligations, and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or indirectly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for the payment of which money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
     Section 8.07. Repayment to the Company.
          The Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money or securities held by them at any time.
          The Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years after the date upon which such payment shall have become due; provided, that the Company shall have either caused notice of such payment to be mailed to each Holder of the Notes entitled thereto no less than 30 days prior to such repayment or within such period shall have published such notice in a financial newspaper of widespread circulation published in The City of New York, including, without limitation, The Wall Street Journal (national edition). After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.
     Section 8.08. Reinstatement.
          If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.06 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and Guarantors’ Obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit has occurred pursuant to Section 8.04 or 8.05 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.06, provided, however, that if the Company or the Guarantors have made any payment of interest on or principal (and premium, if any) of any Notes because of the reinstatement of their Obligations, the Company or such Guarantors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENTS AND WAIVERS
     Section 9.01. Without Consent of Holders.
          The Company, the Guarantors and the Trustee may amend this Indenture, the Note Guarantees or the Notes without the consent of any Holder:
     (1) to cure any ambiguity, defect or inconsistency which shall not adversely affect the rights of any Holder;
     (2) to provide for uncertificated Notes in addition to or in place of Certificated Notes;
     (3) to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders in the case of a merger or acquisition;
     (4) to add Guarantors or to release any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);
     (5) to make any change that does not materially adversely affect the legal rights of any Holder; provided, that any change to conform this Indenture to the Offering Memorandum will not be deemed to adversely affect such legal rights;
     (6) in case of the case of this Indenture, to comply with the requirements of SEC to qualify or maintain the qualification of this Indenture under the TIA;
     (7) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee;
     (8) to add any additional Events of Default; or
     (9) to secure the Notes and/or the Guarantees.
          For the purposes of this Section 9.01, the Trustee may, in its discretion, determine whether or not the legal rights of any Holder of any Notes would be materially adversely affected by any amendment to this Indenture and any such determination shall be conclusive upon every Holder, whether theretofore or thereafter entered into. The Trustee shall, subject to the express provisions of this Indenture, not be liable for any such determination made in good faith and shall be entitled to, and may rely upon, an Opinion of Counsel with respect thereto.

     Section 9.02. With Consent of Holders.
          This Indenture, the Note Guarantees and the Notes may be amended, with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, this Indenture may be waived (other than any continuing Default or in the payment of the principal of, premium, if any, on or interest on of the Notes), with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided that:
     (a) no such amendment may, without the consent of the Holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligations of the Company under Section 4.08 of this Indenture or the related definitions that could adversely affect the rights of any Holder; and
     (b) without the consent of each Holder affected, the Company, the Guarantors and the Trustee may not:
     (1) change the maturity of any Note;
     (2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;
     (3) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;
     (4) make any Note payable in money or currency other than that stated in the Notes;
     (5) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders;
     (6) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;
     (7) impair the right of any Holder of the Notes to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture; or
     (9) make any change in these amendment and waiver provisions.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
     Section 9.03. Compliance with Trust Indenture Act.
          Every amendment to this Indenture, the Notes or the Note Guarantees shall comply with the TIA as then in effect.
     Section 9.04. Revocation and Effect of Consents.
          Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if the Trustee receives notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date if fixed, then notwithstanding the immediately preceding subsection, those Persons who were Holders at such record date (or their designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 120 days after such record date.
          After an amendment or waiver becomes effective with respect to this Indenture or the Notes, it shall bind every Holder unless it makes a change described in any of clauses (1) through (9) of Section 9.02. In that case the amendment or waiver shall bind each Holder of a Note who has consented to it, and provided that notice of such amendment or waiver is reflected on a Note that evidences the same debt as the consenting Holder’s Note, every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.
     Section 9.05. Notation on or Exchange of Notes.
          If an amendment or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment or waiver.

     Section 9.06. Trustee Protected.
          The Trustee need not sign any amendment or waiver authorized pursuant to this Article that the Trustee shall conclude in its reasonable judgment adversely affects the Trustee’s rights. The Trustee shall be provided with and may conclusively rely upon an Opinion of Counsel and an Officers’ Certificate that any supplemental indenture complies with this Indenture.
ARTICLE 10
GUARANTEE OF NOTES
     Section 10.01. Guarantee.
          Subject to the provisions of this Article 10, each Guarantor, by execution of this Indenture, jointly and severally, unconditionally guarantees to each Holder (i) the due and punctual payment of the principal of, premium, if any, and interest on each Note, when and as the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of, premium, if any, and interest on the Notes, to the extent lawful, and the due and punctual payment of all other Obligations and due and punctual performance of all obligations of the Company to the Holders or the Trustee all in accordance with the terms of such Note, this Indenture and each Registration Rights Agreement, and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise.
     Section 10.02. Execution and Delivery of Notation of Note Guarantee.
          To further evidence the Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form included in Exhibit C hereto, shall be endorsed on each Note authenticated and delivered by the Trustee and such notation of Note Guarantee shall be executed by either manual or facsimile signature of an officer or an officer of a general partner, as the case may be, of each Guarantor. The validity and enforceability of any Note Guarantee shall not be affected by the fact that a notation thereof is not affixed to any particular Note.
          Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 10.01 above shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
          If an officer of a Guarantor whose signature is on this Indenture or a notation of Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such notation of Note Guarantee is endorsed or at any time thereafter, such Guarantor’s guarantee of such Note shall be valid nevertheless.

          The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantor.
     Section 10.03. Limitation of Guarantee.
          The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Indebtedness of the Company under the Credit Agreement permitted under Section 4.10 of this Indenture) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state, or foreign law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.
     Section 10.04. Release of Guarantor.
          In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Company and the Restricted Subsidiaries, except in any case to the Company or any Restricted Subsidiary, then that Guarantor will be released and relieved of any obligations under its Note Guarantee; provided that such sale or other disposition complies with Section 4.15 or Section 5.01 of this Indenture. Any Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Guarantor, in each case in accordance with the provisions of this Indenture, will be released from its Note Guarantee upon effectiveness of such Designation or when it first ceases to be a Restricted Subsidiary, as the case may be.
          The Trustee shall deliver an appropriate instrument provided to it evidencing the release of a Guarantor upon receipt of a request of the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.04. Any Guarantor not so released or the entity surviving such Guarantor, as applicable, will remain or be liable under its Note Guarantee as provided in this Article 10.
          The Trustee shall execute any documents reasonably requested by the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Article 10.
     Section 10.05. Waiver of Subrogation.
          Until such time as the Notes and the other Obligations of the Company guaranteed hereof have been satisfied in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Note Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.05 is knowingly made in contemplation of such benefits.
ARTICLE 11
MISCELLANEOUS
     Section 11.01. Trust Indenture Act Controls.
          If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.
     Section 11.02. Notices.
          Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing (in the English language) and delivered in person, mailed by first-class mail or by express delivery to the other’s address stated in this Section 11.02. The Company, any Guarantor or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.
          Any notice or communication to a Holder shall be mailed by first-class mail to his address shown on the Register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
          If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
          If the Company or any Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
          All notices or communications shall be in writing.

          The Company’s and each Guarantor’s address is:
PHI, Inc.
Post Office Box 90808
Municipal Airport
Lafayette, LA 70509-0808
Attention: Corporate Secretary
          The Trustee’s address is:
The Bank of New York Mellon Trust Company, N.A.
10161 Centurion Parkway
Jacksonville, Florida 32256
Attention: Corporate Trust Administration
     The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.
     Section 11.03. Communication by Holders with Other Holders.
          Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).
     Section 11.04. Certificate and Opinion as to Conditions Precedent.
          Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
     (1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

     (2) to the extent expressly required by this Indenture or as otherwise may be reasonably requested by the Trustee, an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
          In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
          Any certificate or opinion of an Officer of the Company or any Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company or such Guarantor stating that the information with respect to such factual matters is in the possession of the Company or such Guarantor, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate of opinion or representations with respect to such matters are erroneous.
          Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
     Section 11.05. Statements Required in Certificate or Opinion.
          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e), shall include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

     Section 11.06. Rules by Trustee and Agents.
          The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for their respective functions.
     Section 11.07. Legal Holidays.
          A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in The City of New York, in the State of New York, or in the city in which the Trustee administers its corporate trust business in respect of this Indenture or the city in which the Company has its chief executive office. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on that payment for the intervening period.
     Section 11.08. No Personal Liability of Directors, Officers, Employees, and Stockholders.
          No director, officer, employee, incorporator or stockholder or other Equity Interest holder, as such, of the Company or any Guarantor will have any liability for any obligations of the Company under the Notes or this Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.
     Section 11.09. Duplicate Originals.
          The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
     Section 11.10. Governing Law.
          This Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
     Section 11.11. No Adverse Interpretation of Other Agreements.
          This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
     Section 11.12. Successors.
          All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

     Section 11.13. Separability.
          In case any provision in this Indenture or in the Notes or in the Note Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.
     Section 11.14. Benefits of Indenture.
          Nothing in this Indenture or in the Notes or Note Guarantees, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefits or any legal or equitable right, remedy or claim under this Indenture.
     Section 11.15. Table of Contents, Headings, Etc.
          The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
     Section 11.16 Waiver of Jury Trial.
          EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES.
     Section 11.17 Force Majeure.
          In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SIGNATURES
          IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

PHI, INC.,
By:	/s/ Michael J. McCann
	Name:	Michael J. McCann
	Title:	Chief Financial Officer and Secretary

INTERNATIONAL HELICOPTER TRANSPORT, INC.
PHI TECH SERVICES, INC.
AIR EVAC SERVICES, INC.
PHI AIR MEDICAL, INC.
PETROLEUM HELICOPTERS INTERNATIONAL, INC.
HELICOPTER MANAGEMENT, L.L.C.
HELICOPTER LEASING, L.L.C.
HELEX, L.L.C.
SKY LEASING, L.L.C.
VERTILEASE, LLC
LEASING SOURCE, LLC

By:	/s/ Michael J. McCann
	Name:	Michael J. McCann
	Title:	Vice President and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Craig A. Kaye
	Name:	Craig A. Kaye
	Title:	Senior Associate

RULE 144A/REGULATION S APPENDIX
PROVISIONS RELATING TO INITIAL NOTES,
PRIVATE EXCHANGE NOTES
AND EXCHANGE NOTES
1. Definitions
     1.1 Definitions.
     For the purposes of this Appendix the following terms shall have the meanings indicated below:
     “Additional Notes” means, subject to the Company’s compliance with Section 4.10 of this Indenture, its 8.625% Senior Notes due 2018 issued from time to time after the Issue Date under this Indenture (other than pursuant to Section 2.06, 2.07, 2.10, 3.06, 4.08 or 4.15 of this Indenture and other than Exchange Notes or Private Exchange Notes issued pursuant to an exchange offer for other Notes outstanding under this Indenture).
     “AIs” means Accredited Investors as defined under the Securities Act.
     “Depository” means The Depository Trust Company, its nominees and their respective successors.
     “Exchange Notes” means (1) the 8.625% Senior Notes due 2013 issued pursuant to this Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement and (2) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.
     “Initial Notes” means (1) $300.0 million aggregate principal amount of 8.625% Senior Notes due 2013 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.
     “Initial Purchaser” means (1) with respect to the Initial Notes issued on the Issue Date, UBS Securities LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.
     “Notes” means the Initial Notes, the Additional Notes, the Exchange Notes and the Private Exchange Notes, treated as a single class.
     “Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto, and shall initially be the Trustee.
     “Private Exchange” means the offer by the Company, pursuant to a Registration Rights Agreement, to an Initial Purchaser to issue and deliver to such Initial Purchaser, in exchange for the Initial Notes held by the Initial Purchaser as part of its initial distribution, a like aggregate principal amount of Private Exchange Notes.
     “Private Exchange Notes” means any 8.625% Senior Notes due 2018 issued in connection with a Private Exchange.

App. - 1

     “Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated September 16, 2010 among the Company, the Guarantors and the Initial Purchaser, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing such Additional Notes.
     “QIBS” means Qualified Institutional Buyers as defined under the Securities Act.
     “Registered Exchange Offer” means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.
     “Registration Rights Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated September 23, 2010 among the Company, the Guarantors and the Initial Purchaser, and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company and the Persons purchasing such Additional Notes under the related Purchase Agreement.
     “Shelf Registration Statement” means the registration statement issued by the Company in connection with the offer and sale of Initial Notes or Private Exchange Notes pursuant to a Registration Rights Agreement.
     “Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.3(b) or Section 2.4(e) hereof.
     1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Certificated Notes”	2.4(a)
“Distribution Compliance Period”	2.1(b)
“Global Note”	2.1(a)
“Regulation D”	2.1(c)
“Regulation S”	2.1(a)
“Regulation S Notes”	2.1(a)
“Resale Restriction Termination Date”	2.3(b)
“Restricted Certificated Note”	2.1(c)
“Restricted Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Notes”	2.1(a)
2. The Notes.
     2.1 (a) Global Notes. Initial Notes offered and sold to QIBS in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”) or in reliance on Regulation S (“Regulation S Notes”) under the Securities Act (“Regulation S”), in each case as

App. - 2

provided in a Purchase Agreement, and Private Exchange Notes, as provided in a Registration Rights Agreement, shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons with the global Notes legend and restricted Notes legend set forth in Exhibit A hereto (each, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Trustee, as Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Beneficial interests in a Restricted Global Note representing Initial Notes sold in reliance on Regulation S may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided. Exchange Notes shall be issued in global form (with the global Notes legend set forth in Exhibit A hereto) or in certificated form as provided in Section 2.4 of this Appendix. Exchange Notes issued in global form and Restricted Global Notes are sometimes referred to in this Appendix as “Global Notes.”
     (b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.
     With respect to each original issuance of Initial Notes or Additional Notes, the Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Notes Custodian. If such Global Notes are Restricted Global Notes, then separate Global Notes shall be issued to represent Rule 144A Notes and Regulation S Notes so long as required by law or the Depository.
     Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the Notes Custodian or under such Global Note, and the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantors, the Trustee or any agent of the Company, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
     Until the 40th day after the later of the commencement of the offering of any Initial Notes and the original issue date of such Initial Notes (such period, the “Distribution Compliance Period”), a beneficial interest in a Restricted Global Note representing Regulation S Notes may be transferred to a Person who takes delivery in the form of an interest in a Restricted Global Note representing Rule 144A Notes only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit A hereto) to the effect that such transfer is being made to a Person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such Person is a QIB, in

App. - 3

each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Distribution Compliance Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Notes.
     Beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in a Restricted Global Note representing Regulation S Notes, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit A hereto) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.
          (c) Certificated Notes. Initial Notes offered and sold to AIs in reliance on Regulation D under the Securities Act (“Regulation D”) shall be issued initially in the form of one or more Certificated Notes with the restricted Notes legend set forth in Section 2.4(e) of this Appendix (each, a “Restricted Certificated Note”), which shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Certificated Notes shall bear a different CUSIP number from the Restricted Global Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive physical delivery of Certificated Notes.
     2.2 Authentication. Subject to the provisions of Section 2.07 of this Indenture, the Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $297.0 million of 8.625% Senior Notes due 2018 in global form and $3.0 million in certificated form, (2) any Additional Notes for an original issue in an aggregate principal amount specified in the Company Request of the Company pursuant to Section 2.02 of this Indenture and (3) Exchange Notes or Private Exchange Notes for issue only in a Registered Exchange Offer or a Private Exchange, respectively, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a Company Request. Such Company Request shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of any issuance of Additional Notes pursuant to Section 2.16 of this Indenture, shall certify that such issuance is in compliance with Section 4.10 of this Indenture.
     2.3 Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

App. - 4

     (ii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
     (iii) In the event that a Restricted Global Note is exchanged for Notes in certificated form pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company.
     (b) Restricted Notes Legend.
     (i) Except as permitted by the following paragraphs (ii), (iii) and (iv), prior to the Resale Restriction Termination Date (as defined below) each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANYWAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A

App. - 5

QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER OR THE COMPANY ON OR AFTER THE RESALE RESTRICTION TERMINATION DATE.
     (ii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) pursuant to Rule 144, with the Company’s prior approval the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a Certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).
     (iii) After a transfer of any Initial Notes or Private Exchange Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Private Exchange Notes, as the case may be, all requirements pertaining to legends on such Initial Note or such Private Exchange Note will cease to apply, the requirements requiring any such Initial Note or such Private Exchange Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or Private Exchange Note or an Initial Note or Private Exchange Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes or Private Exchange Notes upon exchange of such transferring Holder’s certificated Initial Note or Private Exchange Note or directions to transfer such Holder’s interest in the Global Note, as applicable. Any Certificated Notes issued pursuant to this paragraph shall bear a different CUSIP number from the Restricted Certificated Notes.
     (iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes (other than the Restricted Certificated Notes), all requirements pertaining to legends on such Initial Notes will cease to apply and all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer. Any Certificated Notes issued pursuant to this paragraph shall bear a different CUSIP number from the Restricted Certificated Notes.

App. - 6

     (v) Upon the consummation of a Private Exchange with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Private Exchange Notes in global form with the global Notes legend and the Restricted Notes legend set forth in Exhibit A hereto will be available to Holders that exchange such Initial Notes in such Private Exchange.
     (c) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Certificated Notes, redeemed or canceled, such Global Note shall be returned to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Notes Custodian to reflect such reduction.
     (d) Obligations with Respect to Transfers and Exchanges of Notes.
     (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.
     (ii) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
     (e) No Obligation of the Trustee.
     (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
     (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

App. - 7

     2.4 Certificated Notes.
     (a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian shall be transferred to the beneficial owners thereof in the form of certificated Notes (“Certificated Notes”) in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either event a successor depositary is not appointed by the Company within 90 days, or (ii) a Default has occurred and is continuing and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes.
     (b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Certificated Note or Private Exchange Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(b), bear the restricted Notes legend set forth in Exhibit A hereto.
     (c) The Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
     (d) In the event of the occurrence of any of the events specified in Section 2.4(a), the Company shall promptly make available to the Trustee a reasonable supply of Certificated Notes in definitive, fully registered form without interest coupons.
     (e) Except as permitted by the following paragraph (f), each Note certificate evidencing the Restricted Certificated Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITY UNDER SUCH ACT AND THE REGISTRATION OR QUALIFICATION THEREOF UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR THE RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

App. - 8

     (f) Until the earlier of such time as (x) the Registered Exchange Offer shall have occurred with respect to the Initial Notes (other than the Restricted Certificated Notes) or (y) each such Initial Note shall have become Freely Tradable (as defined below), the Restricted Certificated Notes may be offered, resold, pledged or otherwise transferred only (i) to the Company or its subsidiaries or (ii) pursuant to an effective registration statement under the Securities Act, and in each case, in accordance with any applicable laws of any state of the United States or any other applicable jurisdiction. An Initial Note (other than a Restricted Certificated Note) shall be Freely Tradable if (A) at the time of determination it would be permitted to be sold to the public without limitation in accordance with Rule 144; (B) the Company has enabled the applicable holder to have any restrictive legends relating to the Securities Act removed from such Initial Note ; and (C) it bears an unrestricted CUSIP number. The Registrar will not be required to accept for registration of transfer any Restricted Certificated Notes, except upon presentation of evidence satisfactory to the Company and the Registrar that the foregoing restrictions on transfer have been complied with.
     (g) Subject to compliance with Section 2.4(f), after a transfer of any Restricted Certificated Notes pursuant to an effective registration statement, or otherwise pursuant to a transaction in which the transferees shall have no further securities laws restrictions on transfer as supported by an Opinion of Counsel for the Company, all requirements pertaining to legends on such Restricted Certificated Notes shall cease to apply and the transferee may receive a certificated Initial Note without restrictive transfer legends. In addition, such transferee may receive an interest in the unrestricted Global Note representing those Initial Notes exchanged for registered notes in the Registered Exchange Offer and having the same CUSIP number.

App. - 9